UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
 _________________________________________
FORM 8-K/A
 ___________________________________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 4, 2015 (September 18, 2015)
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TerraForm Global, Inc.
(Exact name of Registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation)	001-37528 (Commission File Number)	47-1919173 (IRS Employer Identification No.)
7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland 20814
(Address of principal executive offices, including zip code)
(240) 762-7700
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
_____________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note
TerraForm Global, Inc. (“Global”, or the “Company”) is filing this Amendment No. 1 to its Current Report on Form 8-K, originally filed with the Securities and Exchange Commission (the “Commission”) on September 23, 2015 (the “Original Report”). This Form 8-K/A is being filed in order to provide the pro forma financial information required by Item 9.01(b).

Item 2.01	Completion of Acquisition or Disposition of Assets.
On July 15, 2015, the Company signed agreements with Renova Energia S.A. (“Renova”) to acquire two wind projects and one hydro-electric project in Brazil that have a combined generation capacity of approximately 336.2 MW. The aggregate consideration for this acquisition was expected to be $479.4 million, comprised of $174.5 million in cash and 20,327,499 shares of the Company’s Class A common stock.
On September 18, 2015, the Company completed the acquisition of two operating wind energy projects located in Brazil (Salvador and Bahia) that represent 294.4 MW of combined generation capacity (the “Renova Transaction”). The fair value of the consideration paid for these two projects was $320.7 million, comprised of $116.7 million in cash, funded with the proceeds from the sale of $810.0 million of 9.75% senior notes due 2022 (the “Senior Notes”), 20,327,499 shares of the Company's Class A common stock valued at $183.6 million based on the value on September 18, 2015 of $9.03 per share, and a put/call arrangement contributed by SunEdison, Inc. with a fair value of $20.4 million. The Company repaid all of the project-level indebtedness of these projects shortly following the completion of the Renova Transaction.
The Company expects to acquire the hydro-electric energy project during the fourth quarter of 2015 for approximately $33.2 million in cash (after foreign translation effects from the Brazilian Real using an exchange rate as of September 30, 2015).
In addition, on September 18, 2015, the Company entered into an omnibus closing agreement (the “Omnibus Agreement”) with TerraForm Global, LLC (“Global LLC”), SunEdison, certain of the Company’s foreign subsidiaries and Renova pursuant to which the Company agreed to accept certain financing liens on such acquired projects in exchange for the agreement by Renova to grant the Company a security interest in 19,221,671 of the shares of the Company’s Class A common stock received by Renova in connection with the Renova Transaction. In the event that Renova does not obtain a release of the liens by January 31, 2016, the Company has the right to repay the Renova debt associated with the liens to obtain their release. The Omnibus Agreement also required Renova to deposit $5 million of cash and all dividends payable to Renova for the third and fourth quarters of 2015 on the Company’s Class A common stock received by Renova in connection with the Renova Transaction. These funds may be used by the Company to pay dividends to the holders of its Class A common stock for the third and fourth quarters of 2015. While we expect Renova to obtain the release of the liens before the end of 2015, Renova's ability to do so is beyond our control and it may not obtain such release at the anticipated time.
As a result of the Renova Transaction, Renova is entitled to appoint one director to the Company’s board of directors, and such right will continue so long as Renova holds at least 28% of the Company’s Class A common stock that Renova received in connection with the transaction.
A summary of the Renova Transaction along with historical and pro forma financial information related to the Renova Transaction was previously reported (as defined by Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in the Registration Statement on Form S-1 (File No. 333-203934) (the “Registration Statement”). The foregoing description of the Renova Transaction is qualified in its entirety by reference to the full text of the Securities Swap Agreement and the Securities Purchase Agreement, filed with the Securities and Exchange Commission (the “SEC”) on July 27, 2015 as Exhibits 2.2 and 2.3, respectively on the Company’s Form S-1/A.

Item 3.02	Unregistered Sales of Equity Securities.
In connection with the Renova Transaction, on September 18, 2015, the Company issued to Renova 20,327,499 shares of the Company’s Class A common stock with a value of $183.6 million based on the value on the date of issuance of $9.03 per share. The shares of Class A common stock were issued to Renova in a transaction not involving a public offering in compliance with Section 4(2) of the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits

(a)
Financial statements of businesses acquired.

The financial statements required by this item have been previously reported (as defined by Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in the Registration Statement on Form S-1 (File No. 333-203934) (the “Registration Statement”).

(b)
Pro forma financial information.

The unaudited pro forma financial information and explanatory notes for the nine months ended September 30, 2015 and year ended December 31, 2014 are attached as Exhibit 99.4 and are incorporated herein by reference. The unaudited pro forma financial information includes financial information in respect of the Company's previously consummated acquisition of Renova.

(c)	Exhibits.

Exhibit Number	Description
99.4	Unaudited pro forma financial information as of and for the nine months ended September 30, 2015 and year ended December 31, 2014.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TerraForm Global, Inc.

By:	/s/ Rebecca Cranna
Rebecca Cranna Executive Vice President and Chief Financial Officer
December 4, 2015